EXHIBIT 99.1

Midway Gold Announces US$70 Million Strategic Financing

November 21, 2012

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (TSX VENTURE:MDW) (NYSE MKT:MDW) is pleased to announce that it has arranged a US$70 million private placement financing of five year 8% convertible Series A Preferred shares at a price of US$1.85 per share (“Preferred Shares”).\

Kenneth A. Brunk, Midway’s Chairman, President and CEO said, “Midway is pleased to welcome lead investor Hale Capital Partners, L.P. as a key strategic financial partner in the pursuit of the Company’s goal of becoming a Nevada gold producer in the near term. This is a very important step forward for Midway as we have dramatically reduced financing risk in uncertain times, and have done so without incurring  hedging on our future gold production or committing to any security over our assets, all while seeking to minimize equity dilution to our shareholders.”

Martin Hale, CEO and Portfolio Manager of Hale Capital Partners, L.P., said, “We have been investors in Midway since 2010 and that history, the quality of the team and properties, and management execution have given us great confidence in supporting the Company.”

The conversion price of the Preferred Shares represents a significant premium of 37% to the closing price of the Company’s shares on November 20th, 2012.

The primary use of proceeds from the private placement will be to advance the Pan heap leach gold project towards production, including the ordering of long-lead time capital equipment, as well as engineering studies to advance the Gold Rock project.

The Private Placement is subject to customary closing conditions and deliverables. Midway anticipates executing final documentation and closing the private placement on or before December 13th, 2012.

Key Terms of the Preferred Shares:

●	US$70 million Offering at a price of US$1.85 per Preferred Share.
●	Each Preferred Share is convertible into Common Shares of the Company on a 1 to 1 basis.
●	Holders of the Preferred Shares are entitled to receive an annual, cumulative preferred 8% dividend payable quarterly in cash or common shares, at the Company’s option.
●	Preferred Shares are redeemable by either the Company or the holders after five years from the date of issuance for cash equal to the conversion price, initially US$1.85.
●	After a period of one year, subject to certain price and volume conditions, the Company may force the conversion of the Preferred Shares to common shares on a 1 to 1 basis.
●	Preferred Shares have a liquidation preference equal to 125% of the issue price of the Preferred Shares in connection with certain liquidation events.
●	Except as otherwise required by law, the holders of Preferred Shares will be entitled to vote their shares, on an as converted basis, at meetings of the shareholders of the Company.

●	Upon common shareholder approval at the next annual general meeting of the Company, the holders of Preferred Shares shall be entitled to nominate and elect a Director of the Company.
●	The issuance of common shares below a price of US$1.85 or repurchase any common shares, requires the consent of a designated Preferred Shareholder.
●	No fees or commissions are payable in connection with this placement.
●	The investors have been granted registration rights under a Registration Rights Agreement and other rights related to board and committee appointments under a side letter.

Neither the Preferred Shares nor the Common Shares issuable upon exercise of the Preferred Shares or in lieu of cash dividend payments have been registered under the United States Securities Act of 1933, as amended, or the securities laws of any state.  The securities may be offered or sold only under exemptions from these registration requirements.  This press release does not constitute an offer of securities.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws about the Company and its business which may include, but is not limited to, the intended terms of the private placement, closing of the private placement and use of proceeds. Such forward-looking statements and forward-looking information reflect our current views with respect to future use of proceeds and are subject to certain risks, uncertainties and assumptions, including but not limited to risks related to delays in closing, the receipt of regulatory approvals and changes in market conditions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.